Schneider National, Inc. Reports Second Quarter 2019 Results and Announces the Shutdown of its First to Final Mile Service Offering

•	Operating revenues of $1.2 billion, a decrease of 2% compared to second quarter 2018

•	Income from operations of $49.2 million, a decrease of 46% compared to second quarter 2018

•	Recorded a $34.6 million First to Final Mile (FTFM) goodwill impairment

•	Adjusted income from operations of $83.8 million, a decrease of 14% compared to second quarter 2018

•	Diluted earnings per share of $0.19, compared to second quarter 2018 of $0.37

•	Adjusted diluted earnings per share of $0.34, compared to second quarter 2018 of $0.40

Green Bay, Wis. - (August 1, 2019) – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the quarter and six months ended June 30, 2019 and the shutdown of its FTFM service offering.

“In our Truckload segment, we made solid progress from the first quarter in terms of improving our contract freight volumes and variable cost position. We also strengthened our dedicated portfolio with quality new business wins,” commented Mark Rourke, Chief Executive Officer of Schneider. “Our Intermodal segment grew both order volume and revenue per order compared to the second quarter of 2018. In our Logistics segment, while we experienced customer churn in our import/export services, we grew brokerage volume and managed net margin effectively in rapidly changing market conditions.”
“Compared to second quarter of 2018, operating earnings were negatively impacted by FTFM, and by muted seasonality in 2019, which affected all operations,” Rourke continued. “As we look to the second half of the year, we expect industry capacity levels to rationalize given the challenges of the current operating environment. Our focus will be to improve our asset utilization and our overall cost position across our Truckload and Intermodal platforms.”
First to Final Mile service offering
“We have made the difficult decision to execute a structured shutdown of our FTFM service offering,” Rourke stated. “This decision followed a careful assessment of the near and longer-term prospects and alternatives. We believe this course of action allows us to fully focus on our services within Truckload, Intermodal, and Logistics, is consistent with our portfolio management and capital allocation disciplines, and is in the long-term best interest of our Company and our stakeholders.”

“The Schneider associates involved with FTFM have invested a tremendous amount of energy and creativity toward this endeavor over the past three years, and we want to express our gratitude for their efforts,” Rourke continued. “We are looking at all opportunities to redeploy our affected associates based on role, geography, and business need.”

The FTFM offering primarily services business-to-business and business-to-consumer movements for product categories such as furniture, carpet, and appliances. The network, comprised of 26 terminal locations providing nationwide service, will shut down operations over the next several weeks. In support of FTFM customers, freight already in transit will be promptly delivered. Refer to Form 8-K that was filed today which includes further financial information associated with the pending FTFM closure.

Results of Operations (unaudited)

The following table sets forth the Company’s results of operations for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except ratios and per share amounts)	2019	2018	Change	2019	2018	Change
Operating revenues	$1,212.7	$1,236.3	(2)%	$2,406.8	$2,375.3	1%
Revenues (excluding fuel surcharge)	1,088.5	1,103.2	(1)%	2,170.8	2,124.4	2%
Income from operations	49.2	91.7	(46)%	100.7	159.3	(37)%
Adjusted income from operations	83.8	97.5	(14)%	135.3	165.1	(18)%
Operating ratio	95.9%	92.6%	(330) bps	95.8%	93.3%	(250) bps
Adjusted operating ratio	92.3%	91.2%	(110) bps	93.8%	92.2%	(160) bps
Net income	$34.5	$65.8	(48)%	$71.4	$113.4	(37)%
Adjusted net income	60.3	70.1	(14)%	97.2	117.7	(17)%
Diluted earnings per share	0.19	0.37	(49)%	0.40	0.64	(38)%
Adjusted diluted earnings per share	0.34	0.40	(15)%	0.55	0.66	(17)%
Weighted average diluted shares outstanding	177.4	177.2	0.2	177.4	177.2	0.2

Results of Operations - Enterprise

Enterprise income from operations for the second quarter of 2019 was $49.2 million, a decrease of $42.5 million, or 46%, compared to the same quarter in 2018.The Company recorded a $34.6 million pretax goodwill impairment charge for its FTFM reporting unit due to a triggering event, as operating results were considerably less than projected for the business, despite sustained investments and operational changes designed to improve efficiencies. Adjusted income from operations for the second quarter of 2019 was $83.8 million, a decrease of $13.7 million, or 14%, compared to the same quarter in 2018.

Results of Operations – Reportable Segments

Truckload

•	Revenues (excluding fuel surcharge): $534.9 million, a decrease of 6% compared to second quarter 2018

•	Income from operations: $7.9 million, which includes the FTFM goodwill impairment charge, decreased 87% compared to second quarter 2018
Truckload revenues (excluding fuel surcharge) decreased 6% in the second quarter of 2019 compared to the same quarter in 2018. Revenue per truck per week decreased $257, or 7%, compared to the second quarter of 2018. Price was modestly positive compared to the same quarter in 2018, however, that benefit was more than offset by reduced productivity that resulted from lower seasonal volumes, dedicated account start-ups, and the delivery of more replacement tractors during the quarter than were sold.

Truckload income from operations decreased 87% in the second quarter 2019 compared to the same quarter in 2018 primarily due to FTFM goodwill impairment and operating losses, which worsened by approximately $9.9 million as compared to a year ago. In addition, lower for-hire volume resulted in decreased income compared to a year ago. Truckload segment operating ratio was 98.5% in the second quarter of 2019 compared to 89.2% in the second quarter of 2018. Truckload segment operating ratio excluding all FTFM impacts was 88.4% in the second quarter of 2019 compared to 87.1% in the second quarter of 2018.

Intermodal

•	Revenues (excluding fuel surcharge): $259.8 million, growth of 12% compared to second quarter 2018

•	Income from operations: $30.5 million, a decrease of 6% compared to second quarter 2018

Intermodal revenues (excluding fuel surcharge) grew 12% in the second quarter of 2019 compared to the same quarter in 2018 due to a $225, or 11%, improvement in revenue per order and a 2% growth in orders. Revenue per order improved primarily due to increased contract pricing and length of haul.

Intermodal income from operations decreased 6% in the second quarter of 2019 compared to the same quarter in 2018. Income from increased revenue was offset by higher purchased transportation costs and lower asset utilization.

Logistics

•	Revenues (excluding fuel surcharge): $227.0 million, a decrease of 9% compared to second quarter 2018

•	Income from operations: $9.2 million, a decrease of 12% compared to second quarter 2018

Logistics revenues (excluding fuel surcharge) decreased 9% in the second quarter of 2019 compared to the same quarter in 2018 due to customer insourcing activity in the Company's import/export business as of April 2019. Brokerage volume growth of 15% was offset by lower revenue per order compared to the same quarter in 2018.

Logistics income from operations decreased $1.2 million, or 12%, in the second quarter of 2019 compared to the same quarter in 2018 due to lower customer volumes in the Company's supply chain and import/export businesses and net revenue compression in brokerage.

Business Outlook

Rourke commented, “We are updating our 2019 full year adjusted diluted earnings per share guidance based primarily on expected less favorable price and demand landscape in our for-hire Truckload, Intermodal, and brokerage offerings in the second half of the year. Our updated full year 2019 adjusted diluted earnings per share guidance is $1.30 - $1.38. Our expectations for full year 2019 net capital expenditures are incrementally lower at approximately $325 million.
Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2019 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.
Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K filed on February 26, 2019, as such may be amended or supplemented in Part II, Item 1A, “Risk Factors,” of subsequently filed Quarterly Reports on Form 10-Q, as well as those discussed in the consolidated financial statements, related notes, and other information appearing elsewhere in the aforementioned reports and other filings with the SEC. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;

•	Our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives;

•	Our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity;

•	Risks related to demand for our service offerings;

•	Risks associated with the loss of a significant customer or customers;

•	Capital investments that fail to match customer demand or for which we cannot obtain adequate funding;

•	Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs;

•	Our ability to attract and retain qualified drivers and owner-operators;

•	Our reliance on owner-operators to provide a portion of our truck fleet;

•	Our dependence on railroads in the operation of our intermodal business;

•	Service instability from third-party capacity providers used by our logistics brokerage business;

•	Changes in the outsourcing practices of our third-party logistics customers;

•	Difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers;

•	Our ability to recruit, develop, and retain our key associates;

•	Labor relations;

•	Variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company;

•
The impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, employees, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;

•	Political, economic, and other risks from cross-border operations and operations in multiple countries;

•	Risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives;

•	Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;

•	Risks associated with severe weather and similar events;

•	Significant systems disruptions, including those caused by cybersecurity events;

•	The potential that we will not successfully identify, negotiate, consummate, or integrate acquisitions;

•	Exposure to claims and lawsuits in the ordinary course of business; and

•	Our ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company does not intend, and undertakes no obligation, to update any of its forward-looking statements after the date of this release to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through August 8 by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13692094. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company's website, schneider.com.

Contact:    Steve Bindas, Director of Investor Relations
920-592-SNDR
investor@schneider.com
Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues	$1,212.7	$1,236.3	$2,406.8	$2,375.3
Operating expenses:
Purchased transportation	503.8	485.7	977.1	910.7
Salaries, wages, and benefits	286.3	314.7	599.3	626.0
Fuel and fuel taxes	76.2	88.2	151.0	172.9
Depreciation and amortization	74.9	71.9	148.3	143.6
Operating supplies and expenses	134.1	121.6	279.2	240.7
Insurance and related expenses	25.4	22.2	53.6	45.3
Other general expenses	28.2	40.3	63.0	76.8
Goodwill impairment charge	34.6	—	34.6	—
Total operating expenses	1,163.5	1,144.6	2,306.1	2,216.0
Income from operations	49.2	91.7	100.7	159.3
Other expenses (income):
Interest income	(2.4)	(0.7)	(4.6)	(1.4)
Interest expense	5.4	4.6	9.3	8.8
Other expenses (income)—net	0.3	(0.5)	0.7	(0.9)
Total other expense	3.3	3.4	5.4	6.5
Income before income taxes	45.9	88.3	95.3	152.8
Provision for income taxes	11.4	22.5	23.9	39.4
Net income	$34.5	$65.8	$71.4	$113.4

Weighted average common shares outstanding	177.1	177.0	177.1	177.0
Basic earnings per share	$0.19	$0.37	$0.40	$0.64

Weighted average diluted shares outstanding	177.4	177.2	177.4	177.2
Diluted earnings per share	$0.19	$0.37	$0.40	$0.64

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$377.7	$378.7
Trade accounts receivable—net	525.0	593.1
Other current assets	526.2	352.5
Net property and equipment	2,015.6	1,922.2
Other noncurrent assets	448.2	378.0
Total Assets	$3,892.7	$3,624.5

Liabilities and Shareholders' Equity
Trade accounts payable	$268.0	$226.0
Current maturities of debt and finance lease obligations	73.6	51.7
Other current liabilities	380.3	244.9
Long-term debt and finance lease obligations	334.5	359.6
Deferred income taxes	448.9	450.6
Other noncurrent liabilities	202.0	159.4
Shareholders' equity	2,185.4	2,132.3
Total Liabilities and Shareholders' Equity	$3,892.7	$3,624.5

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Six Months Ended June 30,
	2019	2018
Net cash provided by operating activities	$302.0	$255.0
Net cash used in investing activities	(259.4)	(105.9)
Net cash used in financing activities	(43.6)	(53.9)
Net increase (decrease) in cash and cash equivalents	$(1.0)	$95.2

Net capital expenditures	$(231.1)	$(109.9)

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Truckload	$534.9	$567.6	$1,066.7	$1,118.1
Intermodal	259.8	231.7	497.4	433.6
Logistics	227.0	250.7	470.9	471.9
Other	95.8	79.0	195.7	153.1
Fuel surcharge	124.2	133.1	236.0	250.9
Inter-segment eliminations	(29.0)	(25.8)	(59.9)	(52.3)
Operating revenues	$1,212.7	$1,236.3	$2,406.8	$2,375.3
Income (Loss) from Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Truckload	$7.9	$61.2	$31.1	$107.8
Intermodal	30.5	32.4	50.4	54.6
Logistics	9.2	10.4	19.5	18.2
Other	1.6	(12.3)	(0.3)	(21.3)
Income from operations	$49.2	$91.7	$100.7	$159.3

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Truckload	2019	2018	2019	2018
Dedicated standard
Revenues (excluding fuel surcharge) (1)	$84.2	$80.0	$168.5	$156.5
Average trucks (2) (3)	1,818	1,597	1,808	1,613
Revenue per truck per week (4)	$3,609	$3,897	$3,648	$3,790
Dedicated specialty (7)
Revenues (excluding fuel surcharge) (1)	$93.4	$102.2	$188.5	$208.6
Average trucks (2) (3)	2,173	2,308	2,152	2,359
Revenue per truck per week (4)	$3,347	$3,443	$3,430	$3,454
For-hire standard
Revenues (excluding fuel surcharge) (1)	$287.6	$303.9	$568.5	$594.9
Average trucks (2) (3)	6,154	6,034	6,125	6,090
Revenue per truck per week (4)	$3,640	$3,917	$3,634	$3,816
For-hire specialty (7)
Revenues (excluding fuel surcharge) (1)	$69.7	$82.6	$139.5	$160.0
Average trucks (2) (3)	1,461	1,557	1,488	1,564
Revenue per truck per week (4)	$3,716	$4,125	$3,669	$3,998
Total Truckload
Revenues (excluding fuel surcharge) (6)	$534.9	$567.6	$1,066.7	$1,118.1
Average trucks (2) (3)	11,606	11,496	11,573	11,626
Revenue per truck per week (4)	$3,590	$3,847	$3,603	$3,763
Average company trucks (3)	8,728	8,789	8,706	8,911
Average owner-operator trucks (3)	2,878	2,707	2,867	2,715
Trailers	37,409	38,089	37,409	38,089
Operating ratio (5)	98.5%	89.2%	97.1%	90.4%
(1) Revenues (excluding fuel surcharge), in millions, exclude revenue in-transit.
(2) Includes company trucks and owner-operator trucks.

(3)	Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.

(4)	Calculated excluding fuel surcharge and revenue in-transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5) Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.
(6) Revenues (excluding fuel surcharge), in millions, include revenue in-transit at the operating segment level, and therefore does not sum with amounts presented above.
(7) 2018 key performance indicators for dedicated specialty and for-hire specialty differ from those previously reported for the three and six months ended June 30, 2018 due to the reclassification of a customer between quadrants.

	Three Months Ended June 30,		Six Months Ended June 30,
Intermodal	2019	2018	2019	2018
Orders (1)	114,272	111,700	218,784	213,078
Containers	22,788	19,484	22,788	19,484
Trucks (2)	1,539	1,371	1,539	1,371
Revenue per order (3)	$2,266	$2,041	$2,257	$2,013
Operating ratio (4)	88.2%	86.0%	89.9%	87.4%

(1)	Based on delivered orders.

(2)	Includes company trucks and owner-operator trucks at the end of the period.

(3)	Calculated excluding fuel surcharge and revenue in-transit, consistent with how revenue is reported internally for segment purposes.

(4)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.

	Three Months Ended June 30,		Six Months Ended June 30,
Logistics	2019	2018	2019	2018
Operating ratio (1)	96.0%	95.9%	95.9%	96.2%
Brokerage revenues as a percentage of Logistics revenues (2)	87.5%	78.9%	81.9%	78.0%

(1)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in-transit and related expenses at the operating segment level.

(2)	Revenues (excluding fuel surcharge), in millions, including revenue in-transit.

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance, and (c) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Operating revenues	$1,212.7	$1,236.3	$2,406.8	$2,375.3
Less: Fuel surcharge revenues	124.2	133.1	236.0	250.9
Revenues (excluding fuel surcharge)	$1,088.5	$1,103.2	$2,170.8	$2,124.4

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Income from operations	$49.2	$91.7	$100.7	$159.3
Litigation (1)	—	5.8	—	5.8
Goodwill impairment (2)	34.6	—	34.6	—
Adjusted income from operations	$83.8	$97.5	$135.3	$165.1

(1)	Costs associated with the settlement of a lawsuit that challenged Washington State labor law compliance during 2018.

(2)	A triggering event occurred during the second quarter of 2019, as results from our FTFM reporting unit were considerably less than projected, resulting in full impairment of FTFM's goodwill.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except ratios)	2019	2018	2019	2018
Total operating expenses	$1,163.5	$1,144.6	$2,306.1	$2,216.0
Divide by: Operating revenues	1,212.7	1,236.3	2,406.8	2,375.3
Operating ratio	95.9%	92.6%	95.8%	93.3%

Total operating expenses	$1,163.5	$1,144.6	$2,306.1	$2,216.0
Adjusted for:
Fuel surcharge revenues	(124.2)	(133.1)	(236.0)	(250.9)
Litigation	—	(5.8)	—	(5.8)
Goodwill impairment	(34.6)	—	(34.6)	—
Adjusted total operating expenses	$1,004.7	$1,005.7	$2,035.5	$1,959.3

Operating revenues	$1,212.7	$1,236.3	$2,406.8	$2,375.3
Less: Fuel surcharge revenues	124.2	133.1	236.0	250.9
Revenues (excluding fuel surcharge)	$1,088.5	$1,103.2	$2,170.8	$2,124.4

Adjusted operating ratio	92.3%	91.2%	93.8%	92.2%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Net income	$34.5	$65.8	$71.4	$113.4
Litigation	—	5.8	—	5.8
Goodwill impairment	34.6	—	34.6	—
Income tax effect of non-GAAP adjustments (1)	(8.8)	(1.5)	(8.8)	(1.5)
Adjusted net income	$60.3	$70.1	$97.2	$117.7

(1)	Tax impacts are calculated using the applicable consolidated federal and state effective tax rate, modified to remove the impact of discrete tax adjustments.

Adjusted diluted earnings per share (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Diluted earnings per share	$0.19	$0.37	$0.40	$0.64
Non-GAAP adjustments, tax effected	0.15	0.02	0.15	0.02
Adjusted diluted earnings per share	$0.34	$0.40	$0.55	$0.66
(1) Table may not sum due to rounding.